UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 25, 2007 (January 19, 2007)

COMPOSITE TECHNOLOGY CORPORATION
(Exact name of Registrant as specified in charter)

Nevada	000-10999	59-2025386
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification Number)

2026 McGaw Avenue
Irvine, California 92614
(Address of principal executive offices)

Registrant’s telephone number, including area code: (949) 428-8500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions.
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13(e)-4(c))

This Current Report on Form 8-K and other reports filed by the Registrant from time to time with the Securities and Exchange Commission (collectively the “Filings”) contain or may contain forward looking statements and information that are based upon beliefs of, and information currently available to, the Registrant’s management, as well as estimates and assumptions made by the Registrant’s management. When used in the Filings the words “anticipate”, “believe”, “estimate”, “expect”, “future”, “intend”, “plan” or the negative of these terms and similar expressions as they relate to the Registrant or the Registrant’s management identify forward looking statements. Such statements reflect the current view of the Registrant with respect to future events and are subject to risks, uncertainties, assumptions and other factors (including the risks contained in the section of the Registrant’s Form 10-K entitled “Risk Factors”) relating to the Registrant’s industry, operations and results of operations and any businesses that may be acquired by the Registrant. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

SECTION 1 - REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01 Entry into a Material Definitive Agreement

As of January 19, 2007, our wholly-owned subsidiary DeWind Turbines Ltd. entered into an agreement with Enertrag AG ("Enertrag") to increase the capital of E Energy Service GmbH (“E Service”), a German company in which our wholly-owned subsidiary EU Energy Ltd. currently owns 50% of the equity interest. The January 19, 2007 agreement between DeWind Turbines Ltd. and Enertrag (the “Amendment”) amended a September 27, 2006 agreement between EU Energy and Enertrag as disclosed in our Current Report on Form 8-K filed with the Securities and Exchange Commission on October 3, 2006.

Pursuant to the Amendment, the parties agreed to increase the capital of E Service by 950,000 Euros (US $ 1,235,523) from 50,000 Euros (US $65,027.50) to 1,000,000 Euros (US $1,300,550) (the “Share Capital Increase”). Following the Share Capital Increase, Enertrag will hold 75.1% and DeWind Turbines Ltd. will hold 24.9% of the capital of E Service. In consideration of the capital stock of E Service, DeWind Turbines Ltd. will pay 211,450 Euros (US $274,885) to E Service.

The parties also agreed to provide E Service with a further cash contribution of 4.0 million Euros (US $5,202,200) to be allocated at a post-Share Capital Increase rate in the following proportions: Enertrag (75.1%) shall further contribute 3,004,000 Euros (US $3,906,852) and DeWind Turbines Ltd. (24.9%) shall further contribute 996,000 Euros (US $1,295,348).

The parties also agreed that approximately 2 million Euros (US $2,601,100) in debt owed to E Service by DeWind Turbines Ltd. and EU Energy Wind Ltd. would be offset against 4,168,000 Euros (US $5,420,692) in long-term debt owed by E Service to DeWind GmbH. This long-term debt will be further reduced by an additional sum of 729,000 Euros (US $948,101) owed to Enertrag by EU Energy Ltd. As a result, the long term debt of 4.168 million Euros owed by E Service to DeWind GmbH will be reduced to 1,439,000 Euros (US $1,860,000)

As a result of the Share Capital Increase and the 4 million Euro cash contribution, DeWind Turbines Ltd. will contribute a total of 1,207,450 Euros (US $1,570,233) as paid in capital to E Service. This paid in capital will be financed by a secured, non-interest bearing loan from Entertrag to DeWind Turbines Ltd. which is due March 31, 2007. The loan is secured by the assets of DeWind Turbines, Ltd.

The original Amendment is drafted in German. The foregoing summary of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of such amendment, a copy of which the English translation is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 7.01 Regulation FD Disclosure.

The Registrant will be mailing a letter from the Chairman and CEO to its shareholders. A copy of this letter is attached as Exhibit 99.1.

The information in this Item 7.01 and the exhibit attached hereto shall not be deemed “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing. The furnishing of the information in this Item 7.01 is not intended to, and does not, constitute a representation that such furnishing is required by Regulation FD or that the information this report contains is material investor information that is not otherwise publicly available.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Document

10.1	Agreement between Enertrag AG and DeWind Turbines Ltd. effective as of January 19, 2007 (English translation)

99.1	Letter from the Registrant’s Chairman to the shareholders

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 25, 2007	COMPOSITE TECHNOLOGY CORPORATION

	By:	/s/ Benton Wilcoxon
Benton Wilcoxon,
Chief Executive Officer